Exhibit 99.1

                         [CFS BANCORP, INC. LETTERHEAD]

October 23,2003
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 219-836-5500

               CFS Bancorp, Inc. Announces Third Quarter Results

     MUNSTER, IN - October 23, 2003 - CFS Bancorp, Inc. (NASDAQ: CITZ)
(the "Company"), the parent holding company Citizens Financial Services, FSB (the "Bank"), today reported third quarter net income of $967,000 or $0.08 per diluted share. Year to date net income for 2003 totaled $2.3 million or $0.20 per diluted share. This compares to net income of $1.8 million or $0.15 per diluted share for the third quarter of 2002 and net income of $5.4 million or $0.43 per diluted share for the nine months ended September 30, 2002.


     Net interest income for the third quarter of 2003 was $6.7 million compared to $8.8 million reported for the third quarter of 2002. Net interest income for the first nine months of 2003 was $19.9 million compared to $25.9 million for the same period in 2002. During the third quarter of 2002, the Company opened two new offices. These offices, opened in early July 2002, offered an above-market rate 90-day certificate. This offer was available for a 60-day period and resulted in approximately $80.0 million in new deposits. This promotion had an effect on both interest income and interest expense and in the short term reduced interest rate spreads and margins.

     Interest income for the third quarter of 2003 was $17.0 million compared to $22.0 million for the third quarter of Interest income for the first nine months of 2003 was $53.3 million compared to $66.2 million for the first nine months of 2002. The primary reason for the decreases in the 2003 periods was the significant decline in the average yields earned on interest-earning assets in 2003 as compared to 2002 reflecting the effect of the low-rate interest environment existing throughout 2003. Increases in average balances of total loans outstanding during the 2003 periods as compared to the 2002 periods partially offset the decline in average yields. Decreases in the average balances of securities and other interest-earning assets added to the decline in interest income in both the three and nine months ended September 30, 2003 when compared to the same periods in 2002.

     Interest expense for the three months ended September 30, 2003 was $10.3 million compared to $13.3 million for the same period in 2002. Interest expense for the nine months ended September 30, 2003 was $33.4 million compared to $40.3 million for the nine months ended September 30, 2002. The decrease in interest expense for the three and nine months ended September 30, 2003 when compared to the 2002 periods was primarily the result of a decrease in the average cost of deposits. Also during these same periods the average balance of borrowed money decreased. The average balance of deposits decreased when comparing the three months ended September 30, 2003 to the three months ended September 30, 2002, reflecting a partial reduction in the deposits obtained in the previously mentioned special promotion in the third quarter of 2002. Average balances of deposits increased modestly when comparing the nine months ended September 30, 2003 to the nine months ended September 30, 2002.

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CFS Bancorp, Inc. - Page 2 of 6

     The Company's provisions for loan losses for the three months ended September 30, 2003 and 2002 were relatively stable, amounting to $502,000 and $500,000, respectively, while the provisions for the nine months ended September 30, 2003 and 2002 were $1.5 million and $1.1 million, respectively. In light of the Company's emphasis on increasing its commercial real estate and business lending and the increased estimate of the amount of known and inherent losses in the loan portfolio, the Company continues to increase its allowance.

     Non-interest income for the three months ended September 30, 2003 was $3.0 million compared to $2.6 million for the three months ended September 30, 2002 and amounted to $7.9 million for nine months ended September 30, 2003 compared to $7.4 million for the same period in 2002. The improvement in non-interest income was primarily the result of increased fees on deposit accounts in both periods, which were partially offset by reductions in both insurance and investment commissions due to the sale of the Company's insurance agency assets in December 2002 and the outsourcing of the sale of investment products in August 2002. Non-interest income in the three and nine months ended September 30, 2003 included net gains on sale securities in the Company's available-for-sale investment portfolio of $326,000 and $325,000, respectively, compared to $10,000 and $281,000 for the three and nine months ended September 30, 2002.

     Non-interest expense was $7.8 million for the three months ended September 30, 2003 compared to $8.3 million for the three months ended September 30, 2002. Non-interest expense was $23.1 million for the first nine months of 2003 compared to $24.6 million for the same period in 2002. For both the three and nine months ended September 30, 2003,compared to the same periods in 2002, decreases resulted primarily from decreases in compensation and employee benefits due to reductions in overhead and compensation expense as a result of the Company's outsourcing of the sale of investment products and the sale of the insurance agency's assets, previously described.

     Income tax expense for the three months ended September 30, 2003 was $315,000 or 24.5 percent of income before income taxes compared to $755,000 or
29.4 percent of income before income taxes for the three months ended September 30, 2002. For the nine months ended September 30, 2003, income tax expense was $886,000 or 27.6 percent of income before income taxes compared to $2.3 million or 29.8 percent for the same period in 2002. The Company estimates that its effective rate for the remainder of 2003 will be approximately 25.0 percent.

     Chairman and CFO Thomas F. Prisby stated, "There are several positive items to mention as we enter the fourth quarter of 2003. Mortgage refinancing activity has dropped significantly from record highs. As a result, prepayments have started to decline and should continue to do so in the fourth quarter of 2003. With these slower prepayments we expect premium amortization on investments in the fourth quarter to be reduced markedly from the first three quarters of 2003. On the liability side, some of our higher costing borrowings were repaid at the end of the quarter. Taken together, we expect improvements in net interest income in future periods.

     "In addition, CFS continues to make strides in operational improvements, controlling operating expenses and increasing non-interest income. Also, in the third quarter we opened a new office in Naperville and completed a branch purchase in Bolingbrook thereby increasing our footprint in the Illinois market. We believe these actions coupled with our improving outlook for net interest income will lead to enhanced earnings and increased shareholder value."

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CFS Bancorp, Inc. - Page 3 of 6

     CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.5 billion asset federal savings bank. Citizens Financial Services provides community banking services and operates 22 offices throughout adjoining markets in Chicago's Southland and Northwest Indiana.

     This press release contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include but are not limited to statements regarding the net earnings effects of various tax strategies, the pace of prepayments, costs of funds, net interest margins and income levels, anticipated future opportunities for use of liquidity, continued improvement of fee income initiatives, restructuring of the loan portfolio and fixed-income portfolio (including increases in commercial loan balances and reductions in residential loan balances), increased emphasis on business banking and commercial lending, the current low interest rate environment, loan loss reserves, operational expense reduction and improvement programs, the establishment of branch offices, and outsourcing of the investment services function. In addition, the words "anticipate," "believe," "estimate," "expect," "indicate," "intend," "should," and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

                                #   #   #

              SELECTED CONSOLIDATED FINANCIAL DATA FOLLOWS.


CFS Bancorp, Inc. - Page 4 of 6

                                       CFS BANCORP, INC.
                      Consolidated Statements of Financial Condition
                                   (Dollars in thousands)

                                                          September 30, 2003  December 31, 2002
                                                          __________________  _________________
                                                               (Unaudited)
ASSETS
Cash and amounts due from depository institutions                    $15,718        $30,312
Interest-bearing deposits                                             69,842        105,479
Federal funds sold                                                    38,696         74,350
                                                                   ---------      ---------
       Cash and cash equivalents                                     124,256        210,141

Investment securities available-for-sale                              67,272         39,064
Mortgage-backed securities available-for-sale                        199,079        296,638
Mortgage-backed securities held-to-maturity
  (fair value 2003 - $20,803; 2002 -$21,977)                          19,267         21,402
Loans receivable, net                                                978,926        930,348
Investment in Federal Home Loan Bank stock, at cost                   26,438         25,780
Office properties and equipment                                       13,813         13,835
Accrued interest receivable                                            5,380          6,597
Real estate owned                                                        355            893
Investment in Bank-owned life insurance                               31,583         31,009
Prepaid expenses and other assets                                     12,207          9,055
                                                                   ---------      ---------
       Total assets                                               $1,478,576     $1,584,762
                                                                   =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                          $  881,356     $  954,222
Borrowed money                                                       418,533        449,431
Advance payments by borrowers for taxes and insurance                  5,045          4,410
Other liabilities                                                     19,616         16,037
                                                                   ---------      ---------
          Total liabilities                                        1,324,550      1,424,100
                                                                   ---------      ---------
Stockholders' Equity:
   Preferred stock, $.01 par value:
     Authorized shares - 15,000,000
     Issued and outstanding shares - 0
       at September 30, 2003 and December 31, 2002
   Common stock, $.01 par value:
     Authorized shares - 85,000,000
     Issued shares - 23,423,306
       at September 30, 2003 and December 31, 2002
     Outstanding shares - 12,152,346 and 12,674,597
       at September 30, 2003 and December 31, 2002, respectively         234            234
   Additional paid-in capital                                        189,555        189,786
   Retained earnings, substantially restricted                       106,287        107,598
   Treasury stock, at cost: 11,270,960 and 10,748,709 shares
     at September 30, 2003 and December 31, 2002, respectively      (133,294)      (125,650)
   Unearned common stock acquired by ESOP                             (8,356)        (8,356)
   Unearned common stock acquired by RRP                              (1,525)        (2,827)
   Accumulated other comprehensive income (loss), net of tax           1,125           (123)
                                                                   ---------      ---------
     Total stockholders' equity                                      154,026        160,662
                                                                   ---------      ---------
          Total liabilities and stockholders' equity              $1,478,576     $1,584,762
                                                                   =========      =========


CFS Bancorp, Inc. - Page 5 of 6

                                        CFS BANCORP, INC.
                               Consolidated Statements of Income
                           (Dollars in thousands, except per share)
                                          (Unaudited)
                                                 For Three Months Ended        For Nine Months Ended
                                                     September 30,                 September 30,
                                                _______________________        ______________________
                                                   2003          2002           2003           2002
                                                ________      _________        _________    _________
Interest income:
  Loans                                          $14,649        $15,820        $44,863        $47,156
  Mortgage-related securities                      1,295          4,691          4,727         14,053
  Other investment securities                        392            406          1,294          1,262
  Other                                              654          1,130          2,392          3,682
                                                     ---          -----          -----          -----
              Total interest income               16,990         22,047         53,276         66,153
Interest expense:
  Deposits                                         3,603          6,387         13,367         19,699
  Borrowings                                       6,730          6,904         20,002         20,583
                                                   -----          -----         ------         ------
              Total interest expense              10,333         13,291         33,369         40,282
                                                  ------         ------         ------         ------
              Net interest income before
              provision for losses on loans        6,657          8,756         19,907         25,871
Provision for losses on loans                        502            500          1,489          1,050
              Net interest income after              ---            ---          -----          -----
              provision for losses on loans        6,155          8,256         18,418         24,821
Non-interest income:
  Loan fees                                          446            327          1,259          1,022
  Fees on deposit accounts                         1,409          1,230          3,818          2,677
  Insurance commissions                               --            294             --            958
  Investment commissions                             202            192            520            732
  Gain on sale of available-for-sale
     investment securities - net of losses on
     available-for-sale securities
     and on impaired equity securities               326             10            325            281
  Gain on sale of office properties                   --             --             24             --
  Income from Bank-owned life insurance              363            394          1,092          1,134
  Other income                                       223            192            829            575
                                                     ---            ---            ---            ---
               Total non-interest income           2,969          2,639          7,867          7,379
Non-interest expense:
  Compensation and employee benefits               4,697          5,055         13,563         15,145
  Net occupancy expense                              561            650          1,761          1,861
  Furniture and equipment expense                    462            502          1,419          1,440
  Federal deposit insurance premiums                  26             40            119            126
  Data processing                                    439            397          1,333          1,333
  Marketing                                          261            216            687            627
  Other general and administrative expenses        1,396          1,464          4,198          4,030
                                                   -----          -----          -----          -----
               Total non-interest expense          7,842          8,324         23,080         24,562
                                                   -----          -----         ------         ------
Income before income taxes                         1,282          2,571          3,205          7,638
Income tax expense                                   315            755            886          2,275
                                                     ---            ---            ---          -----
               Net income                           $967         $1,816         $2,319         $5,363
                                                    ====         ======         ======         ======
Per share data:
  Basic earnings per share                         $0.09          $0.15          $0.21          $0.44
  Diluted earnings per share                        0.08           0.15           0.20           0.43
  Cash dividends declared per share                 0.11           0.10           0.33           0.30
  Weighted average shares outstanding         11,251,705     11,950,795     11,285,488     12,091,355
  Weighted average diluted shares outstanding 11,658,617     12,428,830     11,705,965     12,589,649


CFS Bancorp, Inc. - Page 6 of 6

                             CFS BANCORP, INC.
                    Selected Consolidated Financial Data
               (Dollars in thousands, except per share data)
                                (Unaudited)

<CAPTION)
                                                          At                       At
                                                  September 30, 2003        December 31, 2002
                                                  __________________        _________________

SELECTED FINANCIAL CONDITION DATA
Common shares outstanding                             12,152,346               12,674,597
Stockholders' equity per outstanding share                $12.67                   $12.68
Stockholders' equity to total assets                       10.42  %                 10.14  %
Capital ratios (Bank only):
  Tangible capital                                          8.95                     8.42
  Core capital                                              8.95                     8.42
  Risk-based capital                                       12.80                    13.97


Non-performing loans                                     $14,536                  $15,325
Non-performing assets                                     14,891                   16,218
Allowance for losses on loans                              9,863                    8,674
Non-performing loans to total loans                         1.47  %                  1.63  %
Non-performing assets to total assets                       1.01                     1.02
Allowance for losses on loans to non-performing loans      67.85                    56.60
Allowance for losses on loans to total loans                1.00                     0.92


                                                      Three Months Ended                 Nine Months Ended
                                                         September 30,                     September 30,
                                                      ___________________               __________________
                                                      2003           2002               2003          2002
                                                      ____           ____               ____          ____
SELECTED OPERATIONS DATA
Average balance data:
   Total assets                                    $1,536,917     $1,614,289         $1,571,725    $1,596,264
   Loans receivable                                   979,428        933,659            961,261       911,579
   Interest-earning assets                          1,461,192      1,537,700          1,494,758     1,515,902
   Deposits                                           883,099        918,273            912,481       901,707
   Interest-bearing liabilities                     1,331,182      1,377,189          1,361,433     1,362,937
   Stockholders' equity                               154,320        167,894            155,664       169,026


Ratios (annualized):

   Return on average assets                              0.25  %        0.45  %            0.20  %       0.45  %
   Return on average equity                              2.51           4.33               1.99          4.23
   Average yield on interest-earning assets              4.65           5.74               4.75          5.82
   Average cost on interest-bearing liabilities          3.10           3.86               3.27          3.94
   Interest rate spread                                  1.55           1.88               1.48          1.88
   Net interest margin                                   1.82           2.28               1.78          2.28
   Average interest-earning assets
    to average interest-bearing liabilities            109.77         111.65             109.79        111.22
   Non-interest expense to average assets                2.04           2.06               1.96          2.05
   Efficiency ratio                                     84.32          73.11              84.16         74.50
